Exhibit 99.1

News Release

First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450 www.firstmidwest.com

FOR IMMEDIATE RELEASE

CONTACT:	Paul F. Clemens (Investors) EVP and Chief Financial Officer (630) 875-7347 paul.clemens@firstmidwest.com	James M. Roolf (Media) SVP and Corporate Relations Officer (630) 875-7533 jim.roolf@firstmidwest.com

TRADED:	NASDAQ Global Select Market

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2012
THIRD QUARTER RESULTS AND SIGNIFICANT CREDIT ACTIONS

Dramatic Improvement in Credit Risk Profile, Business Momentum Building

ITASCA, IL, October 30, 2012 — Today First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the “Bank”), reported results of operations and financial condition for third quarter 2012. Net loss for the quarter was $48.5 million, before adjustments for non-vested restricted shares, with net loss applicable to common shares of $47.8 million, or $0.65 per share. Performance for the quarter was impacted by higher provision for loan losses driven by significant initiatives designed to improve the Company’s credit risk profile. This compares to net income applicable to common shares of $6.3 million, or $0.09 per share, for second quarter 2012 and $6.3 million, or $0.09 per share, for third quarter 2011.

“During the quarter, First Midwest took aggressive action to pursue loan sale and remediation alternatives for select non-performing and performing potential problem loans,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc. “Such actions were undertaken only after careful analysis of the potential costs and benefits, contrasting the impact of continuing the workout process for these assets versus their accelerated resolution. These actions represent an immediate and meaningful step toward the achievement of our stated goals of improving our credit risk profile and producing reliable and attractive returns for our shareholders.”

Mr. Scudder continued, “As we look to the future, our business momentum continues to build. Core earnings for the quarter remained solid with strong underlying loan growth and increased fee-based revenues offsetting the impact of the low interest rate environment. Improvement in our credit risk profile adds to this momentum through meaningful reduction in loan workout and related costs.  As always, we remain focused on tight and balanced control of our operating overhead. This momentum, when combined with our strong capital foundation, positions us well to grow and continue to take advantage of market opportunities.”

SELECT HIGHLIGHTS

Credit Risk Profile

•                  Targeted $223 million of select non-performing and performing potential problem loans for accelerated resolution, resulting in charge-offs of $99 million.

•                  Transferred $171 million of loans to held-for-sale.

•                  Modified internal remediation strategies to accelerate resolution of an additional $52 million of loans.

•                  Reduced non-performing loans by 46% to 2.15% of total loans, excluding covered loans, compared to second quarter 2012.

•                  Lowered performing special mention and substandard loans by 36% from second quarter 2012.

•                  Allowance for credit losses at 2.01% of loans, excluding covered loans, representing 105% of non-accrual loans.

Building Business Momentum

•                  Increased total loans approximately 7% annualized from June 30, 2012, excluding covered loans and the impact of loans transferred to held-for-sale.

•                  Acquired Waukegan Savings Bank, resulting in the addition of $46 million in loans and $73 million in deposits, and generating a pre-tax gain of $3 million.

•                  Compared to second quarter 2012:

•                  Sustained solid pre-tax, pre-provision earnings of $31 million.

•                  Increased net interest income to $67 million, with solid net interest margin of 3.83%

•                  Improved fee-based revenues by 12% annualized.

Active Capital Management

•                  Maintained strong Tier 1 common capital to risk-weighted assets at 8.93% while reducing the proportion of non-performing assets to allowance for credit losses plus tangible equity by 31%.

•                  Repurchased $4 million of 6.95% junior subordinated debentures and $12 million of 5.85% subordinated notes on October 1, 2012.

SIGNIFICANT QUARTER EVENTS

Accelerated Credit Remediation Actions

Aggregate Credit Actions

(Dollar amounts in thousands)

	Book Value Prior to Transfer or Action	Charge-offs	Adjusted Book Value	% of Book Value
Loan resolution activities:
Transferred to held-for-sale	$171,052	$80,260	$90,792	53.1%
Modified disposition strategies	52,350	18,846	33,504	64.0%
Total	$223,402	$99,106	$124,296	55.6%

During third quarter 2012, the Company elected to adjust its existing remediation strategies for $223.4 million of non-performing and performing potential problem loans to more aggressively pursue their liquidation, resulting in charge-offs of $99.1 million. These actions were undertaken after careful analysis of the potential costs and benefits, including an assessment of the impact of continuing the remediation process for these assets and the estimated timeframe for resolution.

Approximately $52.4 million, or 23.4%, of these loans represented either non-performing loans that were resolved through foreclosure and the underlying collateral was transferred to other real estate owned (“OREO”) or performing loans, which were transferred to non-accrual status to facilitate future restructuring.

In connection with the preparation of the Company’s quarterly financial statements, the remaining $171.1 million, or 76.6%, of these loans was transferred to held-for-sale status in anticipation of disposition through wholesale loan transactions expected to be completed during fourth quarter 2012. Based on the longer term prospects for credit improvement or remediation strategies, management identified certain non-performing and performing potential problem loans for transfer to held-for-sale since they were subject to elevated future performance risk. Approximately 65% of the loans transferred were categorized as commercial real estate with the remainder predominately in the commercial and industrial category. Some two-thirds of the held-for-sale loans represented performing loans classified as either special mention or substandard for regulatory purposes.

Acquisition

On August 3, 2012, the Company acquired substantially all the assets of the former Waukegan Savings Bank (“Waukegan Savings”) in a Federal Deposit Insurance Corporation (“FDIC”)-assisted transaction generating a pre-tax gain of $3.3 million. Loans totaling $46.3 million comprise the majority of the assets acquired and are not subject to a loss sharing agreement with the FDIC. The Company also assumed $41.5 million in transactional deposits and $31.2 million in time deposits.

OPERATING PERFORMANCE

Operating Performance Highlights

(Dollar amounts in thousands)

		Quarters Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Net (loss) income	$(48,527)	$6,365	$8,942
Net (loss) income applicable to common shares	$(47,812)	$6,289	$6,263
Diluted (loss) earnings per common share	$(0.65)	$0.09	$0.09
Return on average common equity	(19.36)%	2.59%	2.60%
Return on average assets	(2.35)%	0.32%	0.43%
Net interest margin	3.83%	3.88%	3.97%
Efficiency ratio	69.04%	60.56%	60.57%
Loans, excluding covered loans, at period end	$5,218,345	$5,298,026	$5,104,494
Provision for loan losses	$111,791	$22,458	$20,425
Average transactional deposits (1)	$5,247,485	$5,080,730	$4,876,261

(1)	Comprised of demand deposits and interest-bearing transactional accounts.

Pre-Tax, Pre-Provision Operating Earnings (1)

(Dollar amounts in thousands)

		Quarters Ended
	September 30, 2012	June 30, 2012	September 30, 2011
(Loss) income before income tax	$(85,520)	$7,126	$10,525
Provision for loan losses	111,791	22,458	20,425
Pre-tax, pre-provision earnings	26,271	29,584	30,950

Adjustments to Pre-Tax, Pre-Provision Earnings (1)
Net securities (losses) gains	(217)	151	449
Gain on FDIC-assisted transaction	3,289	—	—
Losses on sales and valuation adjustments of other real estate owned (“OREO”)	(2,025)	(2,527)	(2,611)
Accelerated accretion of FDIC indemnification asset	(4,000)	—	—
Valuation adjustment on assets held-for-sale	(1,255)	—	(75)
Severance-related costs	(840)	—	(78)
Total adjustments	(5,048)	(2,376)	(2,315)
Pre-tax, pre-provision operating earnings (1)	$31,319	$31,960	$33,265

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company provided this non-GAAP performance result, which the Company believes is useful because it assists investors in assessing the Company’s operating performance. Although it is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

Pre-tax, pre-provision operating earnings of $31.3 million for third quarter 2012 decreased slightly from second quarter 2012 and $1.9 million from third quarter 2011. The reduction from second quarter 2012 was driven by higher noninterest expense, excluding certain non-operating items, due to higher salaries and employee benefits and a seasonal increase in utilities costs, which were partially offset by an increase in fee-based revenues.

The decline in pre-tax, pre-provision operating earnings from third quarter 2011 is attributed primarily to lower net interest income, reflecting the lower yields on earning assets, and lower periodic benefits received from bank owned life insurance contracts.

Further discussion of net interest income and noninterest income and expense is presented in later sections of this release.

Net Interest Income and Margin Analysis

(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2012			June 30, 2012			September 30, 2011
	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)	Average Balance	Interest Earned/Paid	Yield/ Rate (%)
Assets:
Federal funds sold and other short-term investments	$435,528	$265	0.24	$432,036	$258	0.24	$741,782	$463	0.25
Trading securities	15,389	25	0.65	16,090	26	0.65	16,248	23	0.57
Investment securities (1)	1,220,654	10,841	3.55	1,238,767	11,172	3.61	1,057,075	11,604	4.39
Federal Home Loan Bank and Federal Reserve Bank stock	47,111	341	2.90	46,750	354	3.03	58,187	331	2.28
Loans, excluding covered loans (1)	5,353,911	64,289	4.78	5,213,944	62,559	4.83	5,136,130	64,509	4.98
Covered interest-earning assets (2)	276,180	3,223	4.64	297,141	4,473	6.05	387,635	6,640	6.80
Total interest-earning assets (1)	7,348,773	78,984	4.28	7,244,728	78,842	4.37	7,397,057	83,570	4.49
Cash and due from banks	128,714			122,165			120,624
Allowance for loan losses	(118,925)			(122,723)			(143,443)
Other assets	868,551			869,572			855,542
Total assets	$8,227,113			$8,113,742			$8,229,780

Liabilities and Stockholders’ Equity:
Interest-bearing transaction deposits	$3,394,675	898	0.11	$3,282,876	913	0.11	$3,306,590	1,361	0.16
Time deposits	1,498,993	3,228	0.86	1,548,410	3,765	0.98	1,731,413	5,293	1.21
Borrowed funds	189,835	507	1.06	195,934	490	1.01	262,001	706	1.07
Senior and subordinated debt	231,156	3,691	6.35	231,123	3,646	6.34	137,749	2,280	6.57
Total interest-bearing liabilities	5,314,659	8,324	0.62	5,258,343	8,814	0.67	5,437,753	9,640	0.70
Demand deposits	1,852,810			1,797,854			1,569,671
Total funding sources	7,167,469			7,056,197			7,007,424
Other liabilities	77,062			80,491			73,808
Stockholders’ equity - common	982,582			977,054			955,548
Stockholders’ equity - preferred	—			—			193,000
Total liabilities and stockholders’ equity	$8,227,113			$8,113,742			$8,229,780
Net interest income/margin (1)		$70,660	3.83		$70,028	3.88		$73,930	3.97

(1)        Revenue from tax-exempt securities and investments that receive tax credits is presented on a basis comparable to taxable securities and investments. Consequently, interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This non-GAAP financial measure assists management in assessing the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income.

(2)        Covered interest-earning assets consist of loans acquired through the Company’s Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions subject to loss sharing agreements and the related FDIC indemnification asset.

Total average interest-earning assets for third quarter 2012 increased $104.0 million from second quarter 2012 and declined $48.3 million from third quarter 2011. Compared to June 30, 2012, growth in the loan portfolio, primarily from new commercial and industrial (“C&I”) loans and the addition of loans acquired from Waukegan Savings, resulted in higher average loans, excluding covered loans, which was partially offset by a decrease in covered interest-earning assets. The variance from third quarter 2011 was driven by decreases in federal funds sold and other short-term investments and covered interest-earning assets, which more than offset higher loan volumes and an increase in investment securities.

Total average funding sources for third quarter 2012 were $111.3 million higher than second quarter 2012 and up $160.0 million from third quarter 2011. A rise in transactional deposits from the acquisition of Waukegan Savings contributed to the increase in average funding sources from second quarter 2012. Compared to third quarter 2011, the higher level of demand deposits reflects the purchase of certain Chicago-market deposits during December 2011, which more than offset the decline in interest-bearing liabilities and resulted in a more favorable funding mix.

The growth in average senior and subordinated debt for third quarter 2012 compared to third quarter 2011 is attributed to the issuance of $115.0 million in senior debt during fourth quarter 2011, which was used to redeem the Series B preferred stock issued to the United States Department of the Treasury in combination with other excess cash. Interest paid on the senior debt reduced net interest margin by ten basis points for both the second and third quarters of 2012.

Tax-equivalent net interest margin for third quarter 2012 decreased 5 basis points compared to second quarter 2012 and 14 basis points compared to third quarter 2011. The decrease compared to both prior periods resulted primarily from the continued decline of market interest rates, which drove reduced yields earned on investment securities and loans, as well as lower interest earned on covered interest-earning assets, and was mitigated by a decline in rates paid on retail time deposits. In addition, the decrease from third quarter 2011 also reflects the cost of additional senior debt.

Interest earned on covered loans is generally recognized through the accretion of the discount taken on expected future cash flows. The declining yield on covered interest-earning assets from second quarter 2012 and third quarter 2011 was driven by revised estimates of future cash flows. In addition, the yield for third quarter 2011 benefited from certain settlements of actual cash realized in excess of estimates.

Noninterest Income Analysis

(Dollar amounts in thousands)

	Quarters Ended			September 30, 2012 Percent Change From
	September 30, 2012	June 30, 2012	September 30, 2011	June 30, 2012	September 30, 2011
Service charges on deposit accounts	$9,502	$8,848	$10,215	7.4	(7.0)
Wealth management fees	5,415	5,394	4,982	0.4	8.7
Other service charges, commissions, and fees	4,187	4,097	4,289	2.2	(2.4)
Card-based fees	5,246	5,312	4,931	(1.2)	6.4
Total fee-based revenues	24,350	23,651	24,417	3.0	(0.3)
Bank-owned life insurance (“BOLI”) income	300	404	1,479	(25.7)	(79.7)
Other income	727	406	598	79.1	21.6
Total operating revenues	25,377	24,461	26,494	3.7	(4.2)
Net trading gains (losses) (1)	685	(575)	(2,352)	N/M	N/M
Net securities (losses) gains	(217)	151	449	N/M	N/M
Gain on FDIC-assisted transaction	3,289	—	—	N/M	N/M
Total noninterest income	$29,134	$24,037	$24,591	21.2	18.5

N/M — Not meaningful.

(1)     Net trading gains (losses) result from changes in the fair value of diversified investment securities held in a grantor trust under deferred compensation agreements and are substantially offset by nonqualified plan expense for each period presented.

Total fee-based revenues for third quarter 2012 grew 3.0% compared to second quarter 2012 and remained consistent with third quarter 2011. The increase in fee-based revenues from second quarter 2012 was attributed primarily to an increase in service charges on deposit accounts resulting from seasonally higher volumes of non-sufficient funds (“NSF”) fees.

The slight variance in fee-based revenues from third quarter 2011 to third quarter 2012 resulted from lower NSF fees, which were offset by increased card-based fees and wealth management fees.

During third quarter 2011, the Company received a $1.2 million benefit settlement, which drove higher BOLI income compared to third quarter 2012.

As described in the “Significant Quarter Events” section, the Company acquired certain loans and deposits of Waukegan Savings during third quarter 2012 and recorded a $3.3 million gain.

Noninterest Expense Analysis

(Dollar amounts in thousands)

	Quarters Ended			September 30, 2012 Percent Change From
	September 30, 2012	June 30, 2012	September 30, 2011	June 30, 2012	September 30, 2011
Salaries and wages	$26,064	$24,446	$25,659	6.6	1.6
Nonqualified plan expense (1)	817	(594)	(2,702)	N/M	N/M
Retirement and other employee benefits	6,230	5,714	6,225	9.0	0.1
Total compensation expense	33,111	29,566	29,182	12.0	13.5
Valuation adjustments of OREO	1,410	1,824	674	(22.7)	N/M
Net losses on sales of OREO	615	703	1,937	(12.5)	(68.2)
Net OREO operating expense	1,183	1,597	1,563	(25.9)	(24.3)
Total OREO expense	3,208	4,124	4,174	(22.2)	(23.1)
Loan remediation costs	3,206	3,594	4,638	(10.8)	(30.9)
Other professional services	3,459	3,311	2,933	4.5	17.9
Total professional services	6,665	6,905	7,571	(3.5)	(12.0)
Net occupancy and equipment expense	8,108	7,513	8,157	7.9	(0.6)
Technology and related costs	2,906	2,851	2,709	1.9	7.3
FDIC premiums	1,785	1,659	1,799	7.6	(0.8)
Advertising and promotions	1,427	1,032	2,502	38.3	(43.0)
Other expenses	12,913	7,507	8,082	72.0	59.8
Total noninterest expense	$70,123	$61,157	$64,176	14.7	9.3

N/M — Not meaningful

(1)       Nonqualified plan expense results from changes in the Company’s obligation to participants under deferred compensation agreements.

Total noninterest expense for third quarter 2012 increased 14.7% compared to second quarter 2012 and 9.3% compared to third quarter 2011.

Third quarter 2012 salaries and wages increased $1.6 million from second quarter 2012 due to the accrual of certain severance benefits, a decrease in levels of deferred salaries due to comparatively lower loan originations, annual merit increases, and additional retail banking staff related to the Waukegan Savings acquisition. The increase in retirement and other employee benefits from second quarter 2012 reflects the normal adjustment of the annual pension expense estimate.

OREO expenses declined from second quarter 2012 due to lower real estate taxes and maintenance expenses on three large commercial properties sold in second quarter 2012. The decrease in OREO expenses compared to third quarter 2011 resulted primarily from lower losses recognized on sales.

The decline in loan remediation costs in third quarter 2012 compared to both prior periods presented was due primarily to a decline in real estate taxes paid on collateral associated with problem loans. Other professional services increased from September 30, 2011, driven largely by higher personnel recruitment expense, the reclassification of certain director fees from salaries and wages expense during second quarter 2012, and other non-recurring items.

Net occupancy and equipment expense increased from second quarter 2012 as a result of seasonal increases in utilities and maintenance costs.

The increase in other expenses from second quarter 2012 and third quarter 2011 was largely driven by $4.0 million of accelerated accretion of the FDIC indemnification asset. This adjustment reflects management’s periodic assessment of the amount and timing of future cash flows from covered loans. In addition, the Company recorded a $1.3 million valuation adjustment on a single property held-for-sale based on a signed sales contract during third quarter 2012.

LOAN PORTFOLIO AND ASSET QUALITY

Loan Portfolio Composition

(Dollar amounts in thousands)

	As Of			September 30, 2012 Percent Change From
	September 30, 2012	June 30, 2012	September 30, 2011	June 30, 2012	September 30, 2011
Corporate:
Commercial and industrial	$1,610,169	$1,597,427	$1,476,034	0.8	9.1
Agricultural	259,787	272,742	250,436	(4.7)	3.7
Commercial real estate:
Office	484,215	495,901	440,641	(2.4)	9.9
Retail	356,093	375,078	330,160	(5.1)	7.9
Industrial	490,023	520,150	492,514	(5.8)	(0.5)
Multi-family	309,509	308,250	317,313	0.4	(2.5)
Residential construction	61,920	88,908	116,283	(30.4)	(46.8)
Commercial construction	136,509	147,626	145,889	(7.5)	(6.4)
Other commercial real estate	780,712	817,071	877,241	(4.4)	(11.0)
Total commercial real estate	2,618,981	2,752,984	2,720,041	(4.9)	(3.7)
Total corporate loans	4,488,937	4,623,153	4,446,511	(2.9)	1.0
Consumer:
Home equity loans	397,506	398,428	424,986	(0.2)	(6.5)
1-4 family mortgages	292,908	237,341	189,587	23.4	54.5
Installment loans	38,994	39,104	43,410	(0.3)	(10.2)
Total consumer loans	729,408	674,873	657,983	8.1	10.9
Total loans, excluding covered loans	5,218,345	5,298,026	5,104,494	(1.5)	2.2
Covered loans	216,610	230,047	289,747	(5.8)	(25.2)
Total loans	$5,434,955	$5,528,073	$5,394,241	(1.7)	0.8

Total loans, excluding covered loans, of $5.2 billion declined by $79.7 million from June 30, 2012 as a result of the transfer of $171.1 million in carrying value of certain loans to held-for-sale, which resulted in charge-offs of $80.3 million. Excluding covered loans and loans transferred to held-for-sale, total loans increased by $91.4 million, or 6.9% annualized, from June 30, 2012 and $284.9 million, or 5.6%, from September 30, 2011. The quarter-over-quarter and year-over-year growth in the 1-4 family mortgages portfolio was predominately due to the loans acquired in the Waukegan Savings transaction.

Asset Quality Indicators by Category

(Dollar amounts in thousands)

	Performing Loans
	Pass	Special Mention	Substandard	Total	Non-accrual Loans	Total Loans
September 30, 2012
Commercial and industrial	$1,534,695	$39,966	$4,406	$1,579,067	$31,102	$1,610,169
Agricultural	256,772	1,811	—	258,583	1,204	259,787
Commercial real estate:
Office, retail, and industrial	1,232,427	58,325	16,955	1,307,707	22,624	1,330,331
Multi-family	305,827	1,654	—	307,481	2,028	309,509
Residential construction	34,954	13,867	8,349	57,170	4,750	61,920
Commercial construction	106,726	14,318	11,042	132,086	4,423	136,509
Other commercial real estate	714,296	14,725	30,407	759,428	21,284	780,712
Total commercial real estate	2,394,230	102,889	66,753	2,563,872	55,109	2,618,981
Total corporate loans	4,185,697	144,666	71,159	4,401,522	87,415	4,488,937
Consumer loans	717,244	—	—	717,244	12,164	729,408
Total loans	$4,902,941	$144,666	$71,159	$5,118,766	$99,579	$5,218,345
Changes from:
June 30, 2012	2.9%	(30.8)%	(43.4)%	0.4%	(49.8)%	(1.5)%
September 30, 2011	10.5%	(58.0)%	(52.7)%	3.8%	(41.8)%	2.2%

Special mention and substandard loans decreased $119.1 million, or 35.6%, from June 30, 2012 and $279.0 million, or 56.4%, from September 30, 2011 from the transfer of $98.1 million to held-for-sale during third quarter 2012, as well as ongoing remediation activities. Based on the longer term prospects for credit improvement or remediation strategies, management identified certain non-performing and performing potential problem loans for transfer to held-for-sale since they were subject to elevated future performance risk.

As of September 30, 2012, special mention and substandard loans totaled $215.8 million, with approximately 55% representing 11 commercial borrowers and the remainder comprising 139 smaller balance relationships. For loans classified as non-accrual, nearly 40% represent five commercial relationships. Management continues to actively work with these individual borrowers to promote improvement in the underlying credit relationship or timely liquidation.

Asset Quality, Excluding Covered Loans and Covered OREO (1)

(Dollar amounts in thousands)

	As Of			September 30, 2012 Percent Change From
	September 30, 2012	June 30, 2012	September 30, 2011	June 30, 2012	September 30, 2011
Non-accrual loans	$99,579	$198,508	$171,189	(49.8)	(41.8)
90 days or more past due loans	12,582	8,192	6,008	53.6	109.4
Total non-performing loans	112,161	206,700	177,197	(45.7)	(36.7)
Troubled debt restructurings (still accruing interest) (“TDRs”)	6,391	7,811	7,033	(18.2)	(9.1)
OREO	36,487	28,309	23,863	28.9	52.9
Total non-performing assets	$155,039	$242,820	$208,093	(36.2)	(25.5)
30-89 days past due loans	$20,088	$23,597	$34,061	(14.9)	(41.0)
Allowance for credit losses (2)	$104,995	$118,682	$131,291	(11.5)	(20.0)
Non-accrual loans to total loans	1.91%	3.75%	3.35%
Non-performing loans to total loans	2.15%	3.90%	3.47%
Non-performing assets to loans plus OREO	2.95%	4.56%	4.06%
Allowance for credit losses to loans (2)	2.01%	2.24%	2.57%
Allowance for credit losses to non-accrual loans	105%	60%	77%

(1)       Covered loans and covered OREO were acquired through transactions with the FDIC and are subject to loss sharing agreements with the FDIC whereby the Company is indemnified against the majority of any losses incurred on these assets.

(2)       The allowance for credit losses includes an $8.4 million allowance for covered loan losses, excluding covered open-end consumer loans. The remainder of this table excludes covered loan and covered OREO balances as noted above; therefore, covered loans totaling $216.6 million as of September 30, 2012 are not included in the allowance for credit losses to loans calculation.

Non-performing assets, excluding covered loans and covered OREO, were $155.0 million at September 30, 2012, a significant reduction of $87.8 million from June 30, 2012 and $53.1 million from September 30, 2011.

Compared to both prior periods presented, the improvement in non-performing loans resulted from the reclassification of $63.5 million in carrying value of certain non-accrual loans to held-for-sale and ongoing remediation activities.

The increase in OREO during third quarter 2012 compared to both prior periods presented mainly resulted from the transfer of one large commercial land credit and OREO acquired in the Waukegan Savings transaction.

The Company increased the provision for loan losses from second quarter 2012 by $89.3 million due primarily to charge-offs resulting from the transfer of select loans to held-for-sale and the targeted modification of disposition strategies.

Charge-Off Data

 (Dollar amounts in thousands)

	Quarters Ended
	September 30, 2012	% of Total	June 30, 2012	% of Total	September 30, 2011	% of Total
Net loan charge-offs (1):
Commercial and industrial	$39,253	31.4	$5,870	29.2	$10,165	36.4
Agricultural	4,531	3.6	18	0.1	177	0.6
Office, retail, and industrial	32,322	25.8	2,263	11.2	2,543	9.1
Multi-family	2,755	2.2	313	1.6	2,170	7.8
Residential construction	9,242	7.4	3,598	17.9	2,250	8.1
Commercial construction	11,037	8.8	2,616	13.0	4,115	14.7
Other commercial real estate	23,026	18.4	2,934	14.6	4,421	15.8
Consumer	2,920	2.4	2,494	12.4	2,100	7.5
Total net loan charge-offs, excluding covered loans	125,086	100.0	20,106	100.0	27,941	100.0
Net covered loan charge-offs (1)	442		2,434		1,024
Total net loan charge-offs	$125,528		$22,540		$28,965
Net loan charge-offs to average loans, excluding covered loans, annualized:
Quarter-to-date	9.29%		1.55%		2.16%
Year-to-date	4.26%		1.61%		1.73%

(1)          Amounts represent charge-offs, net of recoveries.

Net loan charge-offs, excluding covered loan charge-offs, increased $105.0 million from June 30, 2012 as a result of accelerated credit remediation actions taken by management for select credits during third quarter 2012.  Management identified $223.4 million of loans to more aggressively pursue disposition, resulting in charge-offs of $99.1 million. The majority relates to the transfer of $171.1 million in carrying value of performing and nonperforming loans transferred to held-for-sale with related charge-offs of $80.3 million. In addition to these actions, the Company recorded net charge-offs of $26.4 million, nearly 70% of which reflects the estimated losses attributed to a single commercial borrower currently in the process of bankruptcy.

CAPITAL MANAGEMENT

Capital Ratios

(Dollar amounts in thousands)

	September 30, 2012	December 31, 2011	Regulatory Minimum For “Well- Capitalized”		Excess Over Required Minimums at September 30, 2012
Regulatory capital ratios:
Total capital to risk-weighted assets	11.65%	13.68%	10.00%		16%		$106,209
Tier 1 capital to risk-weighted assets	9.92%	11.61%	6.00%		65%		$252,597
Tier 1 leverage to average assets	8.13%	9.28%	5.00%		63%		$246,123
Tier 1 common capital to risk-weighted assets (1)	8.93%	10.26%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity ratios (3):
Tangible common equity to tangible assets	8.26%	8.83%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity, excluding other comprehensive loss, to tangible assets	8.38%	9.00%	N/A	(2)	N/A	(2)	N/A	(2)
Tangible common equity to risk- weighted assets	10.12%	10.88%	N/A	(2)	N/A	(2)	N/A	(2)
Non-performing assets to tangible common equity and allowance for credit losses	20.50%	31.01%	N/A	(2)	N/A	(2)	N/A	(2)

(1)          Excludes the impact of trust-preferred securities.

(2)          Ratio is not subject to formal Federal Reserve regulatory guidance.

(3)          Tangible common equity (“TCE”) represents common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets, net of related deferred tax liabilities. Return on TCE measures the Company’s earnings as a percentage of TCE. In management’s view, Tier 1 common and TCE measures are meaningful to the Company, as well as analysts and investors, in assessing the Company’s use of equity and in facilitating comparisons with competitors.

The Company’s capital ratios decreased from December 31, 2011 as a result of the net loss of $48.5 million for third quarter 2012, driven by the Company’s election to pursue accelerated credit remediation actions.

The Company’s regulatory ratios as of September 30, 2012 exceeded all regulatory mandated ratios for characterization as “well-capitalized.”

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment as well as an evaluation of various capital alternatives.

SUBSEQUENT EVENTS

On October 26, 2012, the Company entered into an agreement to sell $64.0 million of loans held-for-sale, which represents 71% of the total loans held-for-sale at September 30, 2012. Management expects to close the sale in fourth quarter 2012 with proceeds approximating carrying value.

On October 1, 2012, the Company repurchased and retired $4.3 million of 6.95% junior subordinated debentures at a premium of 3.0% and $12.0 million of 5.85% subordinated notes at a premium of 5.0%. These transactions resulted in the recognition of a pre-tax loss of $814,000, which was recorded in fourth quarter 2012.

About the Company

First Midwest is the premier relationship-based banking franchise in the dynamic Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business and retail banking and wealth management services through approximately 100 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest was recognized by the Chicago Tribune for the second straight year as one of the top 20 best places to work in Chicago among large employers. Additionally, Forbes has recognized First Midwest as one of America’s Most Trustworthy Companies for 2012.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook, and related matters will be held on Wednesday, October 31, 2012 at 10:00 AM (ET). Members of the public who would like to listen to the conference call should dial (877) 317-6789 (U.S. domestic) or (412) 317-6789 (international) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (international) conference I.D. 10019351 beginning one hour after completion of the live call until 9:00 A.M. (ET) on November 7, 2012. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•                  Condensed Consolidated Statements of Financial Condition

•                  Condensed Consolidated Statements of Income

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com/investorrelations.

Condensed Consolidated Statements of Financial Condition

Unaudited

(Amounts in thousands)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Assets
Cash and due from banks	$124,447	$110,924	$123,354	$116,003
Interest-bearing deposits in other banks	393,927	367,238	518,176	946,330
Trading securities, at fair value	15,512	15,314	14,469	13,308
Securities available-for-sale, at fair value	1,191,582	1,174,931	1,013,006	970,430
Securities held-to-maturity, at amortized cost	41,944	60,933	60,458	74,375
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	47,232	46,750	58,187	58,187
Loans held-for-sale	90,011	—	4,200	4,620
Loans, excluding covered loans	5,218,345	5,298,026	5,088,113	5,104,494
Covered loans	216,610	230,047	260,502	289,747
Allowance for loan and covered loan losses	(102,445)	(116,182)	(119,462)	(128,791)
Net loans	5,332,510	5,411,891	5,229,153	5,265,450
OREO, excluding covered OREO	36,487	28,309	33,975	23,863
Covered OREO	8,729	9,136	23,455	21,594
FDIC indemnification asset	47,191	58,302	65,609	63,508
Premises, furniture, and equipment	132,005	133,638	134,977	132,425
Investment in bank-owned life insurance	206,043	206,572	206,235	205,886
Goodwill and other intangible assets	281,914	281,981	283,650	283,163
Accrued interest receivable and other assets	217,642	193,436	204,690	201,032
Total assets	$8,167,176	$8,099,355	$7,973,594	$8,380,174

Liabilities and Stockholders’ Equity
Deposits
Transactional deposits	$5,253,658	$5,121,261	$4,820,058	$4,899,216
Time deposits	1,495,397	1,506,482	1,659,117	1,727,392
Total deposits	6,749,055	6,627,743	6,479,175	6,626,608
Borrowed funds	183,691	189,524	205,371	386,429
Senior and subordinated debt	231,171	231,138	252,153	137,751
Accrued interest payable and other liabilities	69,824	72,398	74,308	77,476
Total liabilities	7,233,741	7,120,803	7,011,007	7,228,264
Preferred stock	—	—	—	191,393
Common stock	858	858	858	858
Additional paid-in capital	417,245	414,665	428,001	425,647
Retained earnings	773,976	823,250	810,487	807,334
Accumulated other comprehensive loss, net of tax	(9,248)	(11,867)	(13,276)	(11,413)
Treasury stock, at cost	(249,396)	(248,354)	(263,483)	(261,909)
Total stockholders’ equity	933,435	978,552	962,587	1,151,910
Total liabilities and stockholders’ equity	$8,167,176	$8,099,355	$7,973,594	$8,380,174

Condensed Consolidated Statements of Income

Unaudited

(Amounts in thousands, except per share data)

	Quarters Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Interest Income
Loans	$63,672	$61,993	$64,085
Investment securities	8,058	8,414	8,633
Covered loans	3,223	4,473	6,640
Federal funds sold and other short-term investments	631	638	817
Total interest income	75,584	75,518	80,175
Interest Expense
Deposits	4,126	4,678	6,654
Borrowed funds	507	490	706
Senior and subordinated debt	3,691	3,646	2,280
Total interest expense	8,324	8,814	9,640
Net interest income	67,260	66,704	70,535
Provision for loan and covered loan losses	111,791	22,458	20,425
Net interest income after provision for loan losses	(44,531)	44,246	50,110
Noninterest Income
Service charges on deposit accounts	9,502	8,848	10,215
Wealth management fees	5,415	5,394	4,982
Other service charges, commissions, and fees	4,187	4,097	4,289
Card-based fees	5,246	5,312	4,931
Total fee-based revenues	24,350	23,651	24,417
Net securities (losses) gains	(217)	151	449
Gain on FDIC-assisted acquisition	3,289	—	—
Net trading gains (losses)	685	(575)	(2,352)
Other	1,027	810	2,077
Total noninterest income	29,134	24,037	24,591
Noninterest Expense
Salaries and employee benefits	33,111	29,566	29,182
Net OREO expense	3,208	4,124	4,174
Net occupancy and equipment expense	8,108	7,513	8,157
Professional services	6,665	6,905	7,571
Technology and related costs	2,906	2,851	2,709
FDIC premiums	1,785	1,659	1,799
Other	14,340	8,539	10,584
Total noninterest expense	70,123	61,157	64,176
(Loss) income before income tax expense	(85,520)	7,126	10,525
Income tax (benefit) expense	(36,993)	761	1,583
Net (loss) income	(48,527)	6,365	8,942
Preferred dividends	—	—	(2,586)
Net (loss) income applicable to non-vested restricted shares	715	(76)	(93)
Net (loss) income applicable to common shares	$(47,812)	$6,289	$6,263
Diluted earnings per common share	$(0.65)	$0.09	$0.09
Dividends declared per common share	$0.01	$0.01	$0.01
Weighted average diluted common shares outstanding	73,742	73,659	73,361